3rd AMENDMENT
TO
PARTICIPATION AGREEMENT

Pursuant to the Participation Agreement, made and entered into as of the 26th day of
March, 2002, as amended May 17, 2002 and November 1, 2005 (the "Participation Agreement"),
by and among Principal Life Insurance Company, MFS Variable Insurance Trust and
Massachusetts Financial Services Company (collectively, the "Parties"), the Parties do hereby agree to amend and restate Schedule A of the Participation Agreement as attached hereto and incorporated herein by reference.

IN WITNESS WHEREOF, each of the Parties hereto has caused this 3rd Amendment to the Participation Agreement to be executed effective as of May 1,2007.

As of May 1, 2007

SCHEDULE A

ACCOUNTS, POLICIES AND PORTFOLIOS SUBJECT TO THE PARTICIPATION AGREEMENT

Name of Separate Account and Date Established by Board of Directors	Policies Funded by Separate Account	Share Class (Initial or Service Class)	Portfolios Applicable to Policies
Principal Life Insurance Company Variable Life Separate Account	Principal Variable Universal Life Accumulator II Principal Variable Universal Life Income	Service	New Discovery Series
	Executive Variable Universal Life Benefit Variable Universal Life	Service	Emerging Growth Series Mid Cap Growth Series New Discovery Series Value Series Global Equity Series Research International Series